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                                  EXHIBIT 1.2

                      AGREEMENT AMONG UNDERWRITERS (FORM)
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                A MAXIMUM OF 500,000 SHARES OF COMMON STOCK AND
                         1,000,000 WARRANTS TO PURCHASE
                           ONE SHARE OF COMMON STOCK
                                  FOR $6.00 OF

                             MIRAGE HOLDINGS, INC.

                                $5.15 PER SHARE
                               $0.10 PER WARRANT

                          AGREEMENT AMONG UNDERWRITERS


                                                               _______ ___, 1997
Platinum Equities, Inc.
19 Rector Street, Suite 2301
New York, NY 10006

Ladies and Gentlemen:

     1. Underwriting Agreement. We understand, Mirage Holdings, Inc. (the "Company"), proposes to enter into an underwriting agreement in substantially the form attached hereto as Exhibit A (the "Underwriting Agreement") with Platinum Equities, Inc. (the "Lead Underwriter") providing for the purchase by the Lead Underwriter and certain other underwriters (collectively, the "Underwriters") of a minimum of 250,000 Shares and a maximum of 500,000 Shares and 1,000,000 Warrants to purchase one share of the Company's Common Stock for $6.00, on a best-efforts basis all upon the terms stated in the Underwriting Agreement. We agree in accordance with the terms thereof to purchase from the Company the amount of Securities set forth opposite our name in Exhibit B hereto, subject to increase as provided in the Underwriting Agreement. The amount of Securities to be purchased by us pursuant to the Underwriting Agreement is herein referred to as "our Securities."

     2. Registration Statement and Prospectus. The Securities are described in a registration statement relating thereto filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). One or more amendments to such registration statement have been or will be filed in which, with our consent hereby confirmed, we have been named as one of the Underwriters of the Securities. A copy of the registration statement as filed and of each amendment as filed (excluding exhibits) has heretofore been delivered to us. The registration statement and the related prospectus may be further amended or supplemented, but no such amendment or supplement shall release or affect our obligations hereunder or under the Underwriting Agreement. The registration statement as amended at the time when it becomes effective and the final prospectus relating to the Securities as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act are hereinafter respectively referred to as the "Registration Statement" and the "Prospectus."

     We hereby agree to deliver all preliminary and final prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Company has heretofore delivered to us such preliminary prospectuses as have been requested by us, receipt of which is hereby acknowledged.

     We represent to you that we have taken all action on our part required to have been taken to satisfy the applicable rules and regulations under the Securities Act, including the distribution of copies of the preliminary prospectus relating to the Securities (or, if you have so requested, copies of any amended preliminary prospectus) to all persons to whom we expect to mail confirmations of sale. We understand that we are not authorized to give any information or to make any representations in connection with the sale of the Securities other than as contained in the Prospectus.

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     3.   Authority of the Representative. We authorize you as our
representative (the "Representative"): (a) to complete, execute and deliver the Underwriting Agreement in substantially the form attached hereto as Exhibit A, with such changes, if any, as in your judgment are appropriate, provided that the amount of Securities set forth opposite our name in Schedule I thereto shall not be increased without our consent, except as provided herein and in the Underwriting Agreement; (b) to waive any conditions to the obligations of the Underwriter under the Underwriting Agreement; and (c) to take such action as in your discretion may be necessary or advisable to carry out the Underwriting Agreement, this Agreement and the transactions for the accounts of the several Underwriters contemplated thereby and hereby, including the date the Securities are to be released for sale to the public. We also authorize you to determine all matters relating to the public advertisement of the Securities, including the determination of the form and manner of any public advertisement, and we agree that we will not commence any public advertising until you shall have done so and that any such advertisement we may then make will be on our own responsibility and at our own expense.

     4. Public Offering. You agree to sell the amount of Securities set forth adjacent to the name of each of the Underwriters in Exhibit A hereto, at the price set forth in Exhibit A hereto.

     After notice from you that the Securities are released for sale to the public, we will offer to the public, in conformity with the terms of the offering set forth in the Prospectus, such of our Securities as you advise us are not reserved. We authorize you after the Securities are released for sale to the public, in your discretion, to change at any time and from time to time the public offering price of the Securities.

     5. Purchase Price to Underwriters, Payment and Delivery. It is understood that the Securities shall be sold at a price equal to the initial offering price, less a total concession to you not in excess of $0.2575 per share and/or $0.005 per Warrant with respect to the total Securities so sold of which $0.2575 per share and/or $0.005 per Warrant will be the selling concession to the Underwriters. As compensation to you for your services to each of the Underwriters in connection herewith, each Underwriter agrees to pay to you the management fee set forth in Section 8 hereof.

     At your request, we will deliver to you the funds needed to make payment pursuant to the Underwriting Agreement for the Securities being purchased by us in such manner, at such time and place, and in such form as you may advise, and we authorize you to deliver such funds, or otherwise make payment for such Securities, pursuant to the Underwriting Agreement. It is understood that the current closing date for sales of the Securities shall be as soon as practicable after the effective date of the Registration Statement;

     Unless we notify you at least three full business days prior to the closing date, to make other arrangements, you may, in your discretion, advise the Company to prepare certificates for our Securities in our name and, so far as possible, in denominations to be determined by you. If you have not received our funds as required, you may in your discretion make such payment on our behalf, in which event we will reimburse you promptly. Any such payment by you shall not relieve us from any of our obligations hereunder or under the Underwriting Agreement.

     We authorize you for our account to accept delivery of our Securities from the Company and to hold such of our Securities as you have reserved for sale to Dealers and others and to deliver such Securities against such sales. You will deliver to us our unreserved Securities as promptly as practicable.

     As promptly as practicable after you receive payment for reserved Securities sold for our account, you will remit to us the purchase price paid by us for such Securities and credit or debit our account with the difference between the sale price and such purchase price.

     6. Authority to Borrow. In connection with the transactions contemplated in the Underwriting Agreement or this Agreement, we authorize you, in your discretion, to advance your own funds for our account, charging current interest rates, and to arrange loans for our account, and in connection therewith to execute and deliver any notes or other instruments and hold or pledge as security any of the Shares, Warrants or Securities purchased for our account. Any lender may rely upon your instructions in all matters relating to any such loan.

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     Any of our Securities purchased for our account and held by you may, from time to time, be delivered to us for carrying purchases, and any such securities will be redelivered to you upon demand.

     7. Stabilization and Other Matters. We authorize you, in your discretion, to make purchases and sales of the Securities and the Shares in the open market or otherwise, for long or short account, on such terms and at such prices as you may determine, and to over-allot in arranging for sales of the Securities to retail purchasers and Dealers. We authorize you, during the term of this Agreement or for such longer periods as you may determine, to cover any short position incurred pursuant to this section by purchasing Securities or shares of the Common Stock of the Company on such terms and in such manner as
you deem advisable.   All purchases and sales under this section shall be made
for the accounts of the several Underwriters as nearly as practicable in proportion to their respective underwriting obligations. On demand by you, we will take up and pay for at cost any Securities purchased for our account, deliver any Securities, or shares of common stock so sold or over-allotted for our account, and we will pay you on demand by you the amount of any losses or expenses incurred for our account pursuant to this section. In the event of default by one or more Underwriters in respect to their obligations under this section, each non-defaulting Underwriter shall assume its proportionate shares of the obligations of such defaulting Underwriter without relieving such defaulting Underwriter of its liability hereunder. The existence of this provision is no assurance that the price of the Securities or the Shares will be stabilized or that stabilizing, if commenced, may not be discontinued at any time.

     We agree to advise you, from time to time upon your request, during the term of this Agreement, of the number of Shares retained by us remaining unsold, and will, upon your request, sell to you for the accounts of one or more of the several Underwriters, the number of such Securities as you may designate at a price, not less than the net price to Dealers nor more than the public offering price as you may determine.

     If any Securities sold by us (otherwise than through you), shall be purchased or contracted for purchase by you during the term of this Agreement, you are authorized in your discretion to charge our account with an amount equal to the Dealer's concession with respect to such Securities, or to require us to repurchase such Securities at a price equal to the total cost of your purchase, including commission and transfer taxes on the redelivery.

     In the event you effect any stabilizing purchase pursuant to this section, you will notify us promptly of the date and time when the first stabilizing purchase is effected and the date and time when stabilizing is terminated. We agree that if stabilizing is effected we will, not later than five business days following the day on which stabilizing is terminated, file in duplicate with you all documentation required by the Commission pursuant to the 1934 Act. We authorize you to file with the Commission any such documentation (not as manager) and any notices and reports which may be required as a result of any transactions made by you for the accounts of the Underwriters pursuant to this section.

     We represent that we have not effected any transaction in violation of the provisions of Rule 10b-6 under the 1934 Act applicable to this offering. We and you agree, during the term of this Agreement, not to bid for, purchase, attempt to induce others to purchase, or sell, directly or indirectly, any Securities or Shares of the Company: (a) except offers to sell or the solicitation of offers to buy Securities or Shares to be acquired by an Underwriter pursuant to the Underwriting Agreement; (b) except as brokers pursuant to unsolicited orders;
(c) except that with your consent any of the Underwriters may make purchases and sales of Securities or Shares from or to any of the other Underwriters; and (d) except as otherwise provided in this Agreement.

     8. Settlement. It is agreed that you shall retain from your account an amount equal to $0.08 per $5.25 Unit purchased by us which amount represents your management fee in connection with the services provided to each Underwriter pursuant to the transaction contemplated hereby as well as any and all expenses incurred by you in performing hereunder, including, but not limited to: (a) all transfer taxes on Securities purchased by us pursuant to the Underwriting Agreement and sold by you for our account; (b) any and all expenses incurred by you as our Representative, in connection with the purchase, carrying, offering, sale and distribution of the Securities for our account; and (c) all expenses incurred by you under this Agreement and in connection with the purchase, carrying, offering, sale and distribution of the Securities. Your determination of the amount and allocation of such expenses shall be conclusive. In the event of the default of any Underwriter in carrying out its obligations hereunder, as well as any

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additional losses or expenses arising from such default, you may proportionately charge against the other Underwriters not so defaulting, without, however, relieving such defaulting Underwriter from its liability therefor.

     As soon as practicable after termination of this Agreement, the accounts established hereunder will be settled, but you may reserve for distribution such amount as you may deem necessary to cover possible additional expenses. You may at any time make partial distributions of credit balances or call for payment of debit balances. Any of our funds in your hands may be held with your general funds without accountability for interest. Notwithstanding the termination of this Agreement or any settlement, we will pay: (a) our proportionate share (based on our underwriting obligation) of all expenses and liabilities which may be incurred by or for the accounts of the Underwriters, including any liability based on the claim that the Underwriters constitute a partnership or an association, unincorporated business or other separate entity, and of any expenses incurred by you or any other Underwriter with your approval in contesting any such claim or liability; and (b) any transfer taxes paid after such settlement on account of any sale or transfer for our account.

     9. Termination. This Agreement shall terminate 30 business days after the earlier to occur of either: (a) a written notice sent by you of your intention to terminate the offering of the Securities; (b) December 31, 1997; or
(c) the sale of the maximum amount of Securities pursuant to the Prospectus.
You may in your discretion, on notice to us prior to such time, terminate the effectiveness of this Agreement or any portion of it. You are authorized to extend this Agreement for an additional period or periods not exceeding an aggregate of 30 business days with the concurrence of a majority in interest of the Underwriters (including you).

     10. Default by Underwriters. Default by one or more Underwriters in respect of their obligations hereunder or under the Underwriting Agreement shall not release us from any of our obligations or in any way affect the liability of any defaulting Underwriter to the other Underwriters for damages resulting from such default. In case of such default by one or more Underwriters, you are authorized to arrange, but shall not be obligated to arrange, for the purchase by other persons, who may include you or other Underwriters, of all or a portion of any Securities not purchased. In the event any such arrangements are made, or if non-defaulting Underwriters are required pursuant to the provisions of this Agreement to purchase Securities not purchased by defaulting Underwriters, the respective number of Securities to be purchased by the non-defaulting Underwriters and by any such other persons shall be taken as the basis for the underwriting obligations under this Agreement.

     11. Position of the Representative. Except as in this Agreement otherwise specifically provided, you shall have full authority to take such action as you may deem advisable in respect of all matters pertaining to the Underwriting Agreement and this Agreement and in connection with the purchase, carrying, sale and distribution of the Securities (including authority to terminate the Underwriting Agreement or to prevent it from becoming effective as provided therein), but you shall not be under any liability to us except for your own want of good faith, for obligations expressly assumed by you in this Agreement and for any liabilities imposed upon you by the Securities Act or applicable rules, laws or regulations. No obligations on your part shall be implied or inferred herefrom. Authority with respect to matters to be determined by you, or by you and the Company, pursuant to the Underwriting Agreement, shall survive the termination of this Agreement.

     Nothing herein contained shall constitute the several Underwriters a partnership, association, unincorporated business or other separate entity, and the rights and liabilities of the Underwriters (including you) are several and not joint.

     12. Acknowledgment of Registration Statement, Etc. We hereby confirm that we have examined the Registration in Statement (including all amendments thereto) relating to the Securities as heretofore filed with the Commission, that we are familiar with the amendment or amendments to the Registration Statement and the final form of the Prospectus proposed to be filed, that we are willing to accept the responsibilities of an Underwriter thereunder, and that we are willing to proceed as therein contemplated. We further reconfirm that the statements made under the heading "Underwriting" in such proposed final form of the Prospectus are correct and we authorize you so to advise the Company on our behalf. We understand that the aforementioned documents are subject to further change and that we will be supplied with copies of any amendment or amendments to the Registration Statement and of any amended

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prospectus promptly, if and when received by you, but the making of such changes and amendments will not release us or affect our obligations hereunder or under the Underwriting Agreement.

     13. Indemnification. We agree to indemnify and hold harmless each other Underwriter (including you) and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act to the extent, for any and all liabilities related to or arising from our performance hereunder, including, but not limited to, liabilities arising under the federal and state securities laws.

     In the event that at any time any claim or claims shall be asserted against you, as Representative, or otherwise involving the Underwriters generally, relating to any preliminary prospectus relating to the Securities, the Prospectus, the Registration Statement, the public offering of the Securities, or any of the transactions contemplated by this Agreement, we authorize you to make such investigation, to retain such counsel and to take such other action as you may deem necessary or desirable under the circumstances, including settlement of any such claim or claims if such course of action shall be recommended by counsel retained by you. We agree to pay to you, on request, our proportionate share (based on our underwriting obligations) of all expenses incurred by you (including, but not limited to, the disbursements and fees of counsel retained by you) in investigating and defending against such claim or claims, and our proportionate share (based on our underwriting obligations) of any liability incurred by you in respect of such claim or claims, whether such liability shall be the result of a judgment against you, as a result of any such settlement or otherwise.

     14. Capital Requirements. We confirm that our ratio of aggregate indebtedness to net capital is such that we may, in accordance with and pursuant to Rule 15c3-1 promulgated by the Commission under the 1934 Act and in accordance with the "net capital" rules of each governmental and self-regulatory agency having jurisdiction over us for such purposes, agree to purchase the number of Shares we may be obligated to purchase under any provision of this Agreement.

     15. NASD Membership. Each of us represents that it is a member in good standing of the NASD or that we are exempt from the rules and regulations of the NASD and will, in making sales of Securities, comply with the Rules of Fair Practice of the NASD. In connection with our sale of the Securities, and without limiting the foregoing, we specifically agree to comply with Section 24 of Article III of the NASD Rules of Fair Practice.

     16. Underwriters' Questionnaire. Each Underwriter represents and warrants that all of the information contained in the Underwriters' Questionnaire which it has furnished in connection with the offering of the Securities, as updated pursuant to the terms of the Questionnaire, is true and correct as of the date hereof.

     17. Notices, etc. Any notice from you to us shall be duly given if mailed or telegraphed to us at our address as set forth in the Underwriters' Questionnaire previously furnished by us to you. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California.

     This instrument may be signed by the Underwriters in various counterparts which together shall constitute one and the same agreement among all the Underwriters and shall become effective at such time as all the Underwriters shall have signed such counterparts and you shall have confirmed all such counterparts. Such confirmations may be by facsimile signature.

                             SIGNATURE PAGE FOLLOWS

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   Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                              Very truly yours,

                              PLATINUM EQUITIES, INC.


                              ______________________________
                              By: John Kenney
                              Its: President

Confirmed as of the date first above written:

NAME OF UNDERWRITER:_______________________________

By:_________________________________
Title:______________________________

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